EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 26, 2004, except for Note 17 as to which the date is June 9, 2004, in Amendment No. 1 to the Registration Statement on Form S-1, (Registration No. 333-114867) and related Prospectus of ReGen Biologics, Inc. for the Registration of 47,624,409 shares of its common stock.

/s/ Ernst & Young LLP

Baltimore, Maryland
June 21, 2004